                                 D. SCHEDULE 13G

           ACQUISITION STATEMENT FOR SECURITIES PURCHASED PURSUANT TO
                           SECTION 13 OF THE 1934 ACT

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*

                       Boston Restaurant Associates, Inc.
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                                (Name of Issuer)

                          Common Stock, $.01 par value
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                         (Title of Class of Securities)

                                    101122109
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                                 (CUSIP Number)

                                December 31, 2002
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             (Date of Event Which Requires Filing of this Statement)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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  1  Names of Reporting Persons/I.R.S. Identification Nos. of Above
     Persons (Entities Only)

               Lucille Salhany
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  2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                               (a)  [ ]
             N/A                                               (b)  [ ]

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  3 SEC Use Only

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  4 Citizenship or Place of Organization

    U.S.A.

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                         5 Sole Voting Power              Common Stock

        Number of
         Shares
      Beneficially           Lucille Salhany Trustee
       Owned by              for Hal & Jake
          Each               Polcari (minors)                 12,741
       Reporting
      Person With            Lucille Salhany                  54,988

                         -------------------------------------------------------
                         6 Shared Voting Power                   Common Stock

                           John P. Polcari, Jr. and
                           Lucille Salhany Polcari                  68,670

                           Held by Spouse John P. Polcari, Jr.     731,346

                                                           Common Stock Options

                           Held by Spouse John P. Polcari, Jr.      84,173

                         -------------------------------------------------------
                         7 Sole Dispositive Power  Same as 5

                         -------------------------------------------------------
                         8 Shared Dispositive Power  Same as 6

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   9 Aggregate Amount Beneficially Owned by Each Reporting Person

                                        Common Stock

         Lucille Salhany                   12,741
         for Hal & Jake Polcari
         (minors)

         Lucille Salhany                   54,988

         Lucille Salhany
         Polcari & John P.
         Polcari, Jr.                      68,670

         Held by spouse
         John P. Polcari, Jr.             731,346


                                      Common Stock Options
         Held by spouse
         John P. Polcari, Jr.              84,173

         Held by Lucille Salhany           30,000

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  10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                             (See Instructions)
                                                                    [_]

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  11 Percent of Class Represented by Amount in Row (9)  867,745/7,035,170
                                                        Common Stock
                                                          12.33% Common Stock

                                                        84,173/912,146 Common
                                                        Stock Options
                                                          9.2% Common Stock
                                                               Options

                                                        30,000/912,146 Common
                                                        Stock Options
                                                          3.3% Common Stock
                                                               Options
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  12 Type of Reporting Person (See Instructions)

     John L. Polcari, Jr.     IN
     Lucille Salhany          IN
     Minor Children           IN

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        Date:  January 16, 2003

                                        By: /s/ Lucille Salhany
                                           -----------------------------------
                                           Name:  Lucille Salhany